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                            LETTER OF INTENT FOR THE
                    STOCK PURCHASE OF 75% (3,750,000 SHARES)
                          OF ENVIO DYNAMICS CORPORATION
                 FOR $750,000 BY PERMA SEAL INTERNATIONAL, INC.

         This letter sets forth a commitment to purchase 75% of the of the authorized common stock in ENVIO DYNAMICS CORPORATION, by PERMA SEAL INTERNATIONAL, INC. in accordance with the terms set forth below.

         The contemplated purchase is expected to be negotiated and closed in a prompt manner. The closing is subject to the appropriate approval by the Boards of Directors of the respective companies regarding the proposed purchase transaction. The terms of the transactions are:

PARTIES TO TRANSACTION

Perma Seal International, Inc. ("PSI")
Perma Seal International, Inc. Shareholders (collectively "PSI Principals") Envio Dynamics Corporation ("EDC")

1.      FORMULA, MANUFACTURING FACILITY AND EQUIPMENT

EDC represents that it has ownership of patent pending formulas enabling it to manufacture and produce a complete line of products in its plant using a "recycled" rubber process to create "rubberized" sealant and coating materials. A list of the products are as follows:

A.      Bus and Trailer Coating
B       Automobile Undercoating
C.      Moisture Barrier Basements and Above Ground
D.      Seamless Floors
E.      Mobile Home Roofing
F.      Heavy Duty Tank Linings
G.      Block Filler Sealant
H.      Anti-Slip Coatings
I.      Stucco Type Finish
J.      Spray on Roofing Residential & Industrial

2.      CONSIDERATION

A. CASH: PSI agrees to pay $750,000 to EDC for 75% (3,750,000 shares) of the authorized common voting stock of EDC.

B. PAYMENT SCHEDULE: To be provided by PSI as follows:
         1) $100,000 within 14 days from the execution of the Purchase
            Agreement.
         2) $650,000 within 45 days from the execution of the Purchase
            Agreement.

C. COMMITMENT OF SHARES: EDC agrees to hold the 75% of the shares in its treasury until the Purchase Agreement is executed.



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3.     EMPLOYMENT AGREEMENT

PSI agrees to the execution of a 5 year Employment Agreement with Mr. Earl Jonas under the following terms and conditions:
       A.     Annual Salary of $120,000
       B.     Bonus on Sales as follows:
              i.      1% on the first $50,000,000
              ii.     1/2% on the next $50,000,000
       C.     Position of Chief Operating Officer

4.     SUBSTANTIAL INVESTMENT MADE BY THE JONAS' FAMILY

PSI recognizes that substantial costs have been paid by the founding stockholders of EDC during the start-up period of EDC for investment purposes. PSI agrees to permit advances not to exceed $400,000 against the Bonuses described in Section 3. B., in amounts determined by the Board of Directors of EDC from time to time, to assist the Jonas' family in their personal financial situation.

5.     TIMING OF PURCHASE AGREEMENT

The parties will make every effort to complete the transactions contemplated herein and enter into a final Purchase Agreement by February 6, 1997.

6.     EDC BOARD OF DIRECTORS

EDC agrees and undertakes to take all appropriate action, so that PSI Principals have three members on the five member Board of Directors.

IN CLOSING, this Letter of Intent represents the current good faith intention of the parties to negotiate and enter into a final Purchase Agreement regarding the purchase of a 75% interest in EDC by PSI. Sign and date this Letter of Intent in the space provided below to confirm our mutual understandings and agreements as set forth herein.

CONFIRMED, AGREED AND EXECUTED AS OF THE DATE SET FORTH BELOW:

PERMA SEAL INTERNATIONAL, INC.                    ENVIO DYNAMICS CORPORATION

/s/ Howard Weiser                                 /s/ Earl Jonas
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Howard Weiser                                     Earl Jonas
President                                         President


February 4, 1997                                  February 4, 1997
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Date                                              Date



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